Exhibit 24.1

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Dougherty, William J. Loughman and Roy E. Hadley, Jr. his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and sign the annual report on Form 10-K of AirGate PCS, Inc. (“AirGate”) and any or all amendments, including any post-effective amendments, to the 10-K and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same original.

Name	Title	Date
/s/ Thomas M. Dougherty	President, Chief Executive	December 14, 2004
Thomas M. Dougherty	Officer and Director
(Principal Executive Officer)

/s/ William J. Loughman	Vice President, Chief	December 14, 2004
William J. Loughman	Financial Officer
(Principal Financial Officer)

/s/ Robert A. Ferchat	Director	December 14, 2004
Robert A. Ferchat

/s/ Max D. Hopper	Director	December 14, 2004
Max D. Hopper

/s/ Timothy M. O’Brien	Director	December, 14 2004
Timothy M. O’Brien

/s/ John W. Risner	Director	December 14, 2004
John W. Risner

/s/ Stephen R. Stetz	Director	December 14, 2004
Stephen R. Stetz

/s/ Gail A. Schoettler	Director	December 14, 2004
Gail A. Schoettler